Exhibit 99.1
Warwick Valley Telephone Receives Notification Letter from Nasdaq
(Warwick, NY, March 22, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on March 20, 2006 the Company received a letter from the Listing Qualification Department of the Nasdaq Stock Market. That letter notified the Company that, because of the resignation of Dr. Joseph DeLuca from his membership on the Company’s Board, the Company no longer complied with the requirements of Marketplace Rule 4350 because its Audit Committee had fewer than three members. The Company was granted until the earlier to occur of its next Annual Meeting or February 27, 2007 to cure this violation. A cure has already been effected by the appointment of a new three-member Audit Committee, consisting of Directors Philip Demarest (chairman), Corinna Lewis and Wisner Buckbee.
Contact:	Warwick Valley Telephone Co. Herbert Gareiss, Jr. President & CEO (845) 986-8080